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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                                (Amendment No. 5)

                                 Benthos, Inc.
                   ------------------------------------------
                                (Name of Issuer)

                   Common Stock, $.06 2/3 par value per share
                   ------------------------------------------
                         (Title of Class of Securities)

                                   082641 10 1
                   ------------------------------------------
                                 (CUSIP Number)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

        [ ]  Rule 13d-1(b)

        [ ]  Rule 13d-1(c)

        [X]  Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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                                  SCHEDULE 13G

CUSIP No. 082641 10 1                                          Page 2 of 4 Pages


1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  Samuel O. Raymond

2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                 (a)[ ]
                                                                          (b)[ ]

3        SEC USE ONLY


4        CITIZENSHIP OR PLACE OF ORGANIZATION

                  U.S.A.

  Number of                5        SOLE VOTING POWER
    Shares
Beneficially                             128,446
  Owned by
    Each                   6        SHARED VOTING POWER
  Reporting                              None
 Person with
                           7       SOLE DISPOSITIVE POWER

                                         124,982

                           8       SHARED DISPOSITIVE POWER
                                         None

9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  128,446

10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES /X/

11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                  9.29%

12 TYPE OF REPORTING PERSON

                  IN

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                                  SCHEDULE 13G

CUSIP No. 082641 10 1                                          Page 3 of 4 Pages

Item 1   Issuer

     (a) The name of the issuer is Benthos, Inc. (the "Issuer").

     (b) The address of the Issuer's principal executive offices is 49 Edgerton Drive, N. Falmouth, Massachusetts 02556.

Item 2   Reporting Person

     (a) The name of the person filing this Schedule is Samuel O. Raymond (the "Reporting Person").

     (b) The principal business address of the Reporting Person is 49 Edgerton Drive, N. Falmouth, Massachusetts 02556.

     (c) The Reporting Person is a citizen of the United States of America.

     (d) The title of the class of securities to which this Schedule relates is Common Stock, $.06 2/3 par value.

     (e) The CUSIP number of this class of securities is 082641 10 1.

Item 3   Type of Reporting Person

     Not Applicable

Item 4   Ownership

     Reference is made to Items 5 though 11 of the Cover Page of this Schedule.

Item 5   Ownership of Five Percent or Less of a Class

     Not applicable

Item 6   Ownership of More than Five Percent on Behalf of Another Person

     Not Applicable

Item 7 Identification and Classification of Subsidiary, etc.

     Not Applicable

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                                  SCHEDULE 13G

CUSIP No. 082641 10 1                                          Page 4 of 4 Pages

Item 8   Identification and Classification of Members of the Group

     Not Applicable

Item 9   Notice of Dissolution of Group

     Not Applicable

Item 10  Certifications

     Not Applicable

                                    Signature

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                           February 6, 2002
                                           --------------------------
                                                   Date

                                           /s/ Samuel O. Raymond
                                           --------------------------
                                                 Signature


                                            Samuel O.Raymond
                                           --------------------------
                                                   Name